Exhibit 26(h)(6)(a):  Amended and Restated Fund Participation Agreement made and entered into as of July 9, 2013, and effective January 1, 2011, by and between ReliaStar Life Insurance Company, ING America Equities, Inc., (renamed Voya America Equities, Inc.), ING Investments Distributor, LLC, ING Partners, Inc., ING Separate Portfolios Trust, ING Variable Insurance Trust, ING Variable Products Trust, ING Balanced Portfolio, Inc., ING Intermediate Bond Portfolio, ING Money Market Portfolio, ING Strategic Allocation Portfolios, Inc., ING Variable Funds, ING Variable Portfolios, Inc. and ING Investors Trust.

AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

            THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”)  is made and entered into as of this 9th day of July, 2013, and  is effective as January 1, 2011  by and between ReliaStar Life Insurance Company (the "Company”), ING America Equities, Inc. (“Company Distributor”) (Company together with Company Distributor, “Company Parties”), ING Investments Distributor, LLC  (the "Distributor" or “IID) and each  non-retail, registered investment company  listed on Schedule A (each a “Registrant”) on its own behalf and on behalf of each of its series or classes of shares described in Schedule B hereto (each a "Fund" or collectively the "Funds").

            WHEREAS, Distributor acts as principal underwriter for the Funds; and

            WHEREAS, the Funds are available to offer shares of one or more of its series to separate accounts of insurance companies established for variable annuity contracts and variable life insurance policies and to serve as an investment medium for variable annuity contracts and variable life insurance policies offered by insurance companies that have entered into participation agreements substantially similar to this agreement ("Participating Insurance Companies"); and

            WHEREAS, the Company is an insurance company that issues or will issue variable annuity contracts  and/or variable life insurance policies (the "Contracts") supported in whole or in part by Company separate accounts (the "Separate Accounts"); and

            WHEREAS, the Company has established and may establish in the future separate accounts to serve as an underlying investment vehicle for the Contracts; and

WHEREAS, the Company will offer units of the Separate Accounts that may in turn invest in shares of the Funds; and

            WHEREAS, the Company will provide various administrative, recordkeeping and shareholder services in connection with the investment in the Funds through the Contracts; and

            WHEREAS, Company Distributor distributes the Contracts supported by the Separate Accounts that may in turn invest in shares of the Funds; and

            WHEREAS, Funds have obtained an order from the SEC dated May 3, 2000,  (File No. 812-11848), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6c-2(b)(l5) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Funds to be sold to and held by (a) variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies; and (b) certain qualified pension and retirement plans outside of the separate account context (“Plans”)  (hereinafter the "Mixed and Shared Funding Exemptive Order"); and

WHEREAS, the Company, Distributor and the Registrants have entered into one or more participation agreements, as amended (or amended and restated) through the date hereof (together or separately, as context requires, the “Participation Agreement”), pursuant to which Distributor has made available for purchase by the Company, on behalf of the Separate Accounts of the Company, shares of one or more of the Funds and for purposes of performing various other functions under the terms of this Agreement;  and

WHEREAS, it is the intent of the Company, Distributor, Registrants and the Funds that this amended and restated agreement shall amend and supersede the previously entered into Participation Agreement together with all subsequent amendments;

WHEREAS, the parties to this Agreement agree that the effective date of this Agreement is January 1, 2011;

            NOW, THEREFORE, it is agreed as follows:

1.         Separate Accounts

            The Company represents that each of the Separate Accounts is a separate account under Minnesota insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Separate Account is a "segregated asset account" and that interests in each Separate Account is  offered exclusively through the purchase of or transfer into a "variable contract" within the meaning of such terms under Section 817 of the Internal Revenue Code of 1986 as amended (the “Code”) and the regulations thereunder. The Company further represents that it believes, in good faith, that the Contracts are currently treated as endowment, life insurance or annuity insurance contracts, under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify the Fund and the Distributor immediately upon having a reasonable basis for believing that said requirements have ceased to be met or that they might not be met in the future.  Each Contract provides for the allocation of net amounts received by the Company to a Separate Account for investment in the shares of one or more Funds available through that Separate Account as an underlying investment vehicle.  Selection of a particular Registrant and changes therein from time to time are made by the variable contract owner ("Variable Contract Owner") under the Contract.

2.         Omnibus Account.

            With respect to each Fund, a single omnibus account held in the name of the Company shall be maintained for those assets directed for investment in a Fund through the Contracts. (Such omnibus account shall be referred to herein as the "Account.") The Company, as issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

3.         Services to be Performed by the Company.

            The Company may be responsible for performing shareholder account servicing functions, which shall include without limitation:

            (a)        Making the Funds available through the Contracts;

            (b)        Assisting in processing customer purchase and redemption requests;

            (c)        Answering customer inquiries regarding account status and history;

            (d)        Assisting customers in designating and changing dividend options, account designations and addresses;

            (e)        Adopting and maintaining appropriate security measures for identifying customers;

            (f)        Providing periodic statements showing a customer's account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the Company;

            (g)        Furnishing (either separately or on an integrated basis with other reports sent to a customer by the Company) statements and confirmations of all purchases and redemption requests as may be required by agreement between the Company and the customers;

            (h)        Processing customer purchase and redemption requests for shares and placing purchase and redemption instructions with the Funds' transfer agent, including any designee thereof, ("Transfer Agent") in the manner described in Section 4 hereof;

            (i)         Providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by customers;

            (j)         Updating customer records to reflect dividend payments;

            (k)        Transmitting proxy statements and other proxy solicitation materials, annual and semi-annual reports, the Funds’ then current prospectuses and/or summary prospectuses (in each case, the "Prospectus") and other communications from the Funds to customers as may be required by all applicable federal and state laws, rules, and regulations, including the rules of a self-regulatory organization (“Applicable Law”) and by agreement between the Company and the customers; and

            (1)        Providing such other related services upon which the Distributor and the Company may mutually agree.

The Company shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to Variable Contract Owners. The Company shall exercise reasonable care in performing all such services.

4.         Pricing Information, Orders, Settlement.

            (a)        Distributor will make shares available to be purchased by the Company, on behalf of the Account, at the net asset value (“NAV”) applicable to each order; provided, however, that the Separate Accounts meet the criteria for purchasing shares of the Funds at NAV as described in the Funds’' Prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Separate Accounts in such quantity and at such time determined by the Company to correspond with investment instructions received by the Company from Variable Contract Owners. The Board of Trustees of the Fund (hereinafter the "Trustees") may upon reasonable notice to the Company, refuse to sell shares of any Fund to any person, or suspend, or terminate the offering of any shares of any Fund, or liquidate any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the Funds' shareholders and in compliance with their fiduciary obligations under federal and/or any applicable state laws.

            (b)        Distributor agrees to furnish or cause to be furnished to the Company Distributor for each Fund: (i) confirmed NAV information as of the close of trading (normally 4:00 p.m., East Coast time) on the New York Stock Exchange ("Close of Trading") on each complete business day that the New York Stock Exchange is open for business ("Business Day") or at such other time as the NAV of a Fund is calculated as disclosed in the relevant then current Prospectus(es) in a format that includes the Fund’s name and the change from the last calculated  NAV, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall provide or cause to be provided to the Company Distributor such information by 7:00 p.m., East Coast time on a best efforts basis. If Distributor is unable to provide the Company Distributor such information by 7:00 p.m., East Coast time, Distributor will communicate by phone and/or e-mail with the Company Parties , as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Distributor will continue to communicate by phone and/or e-mail with the Company Parties until it has verified that the data is received by the Company Parties.

            (c)        Company Distributor as agent for the Funds solely for the purposes expressed herein shall receive from Variable Contract Owners for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Company on behalf of its Separate Accounts ("Instructions"). In addition, the Company Distributor shall (i) transmit to Distributor such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the Variable Contract Owners ("Confirmation"). The Business Day on which such Instructions are received in proper form by Company Distributor and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions ("Trade Date"). Instructions received in proper form by Company Distributor and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Company Distributor agrees that all Instructions received by Company Distributor, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

            (d)        Company Distributor will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than the Close of Trading on the Business Day after the Trade Date and no later than the close of the Federal Reserve wire on the Business Day after the Trade Date. If the wire is not received by such time, and the delay was not caused by the negligence or willful misconduct of the Distributor, Distributor shall be entitled to receive from the Company Distributor the dollar amount of any overdraft plus any associated bank charges incurred; provided however, that if the delay was due to factors beyond the control of the Company Distributor, the Company Distributor shall not be liable for any overdraft or any associated bank charges.

            (e)        Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by Company Distributor, as soon as possible, but in any event no later than the Close of Trading on the Business Day after the Trade Date and no later than the close of the Federal Reserve wire on the Business Day after the Trade Date. If the wire is not received by such time, and the delay was not caused by the negligence or willful misconduct of the Company Distributor, the Company Distributor shall be entitled to receive from Distributor the dollar amount of any overdraft plus any associated bank charges incurred; provided however, that if the delay was due to factors beyond the control of the Distributor, Distributor shall not be liable for any overdraft or any associated bank charges. The Funds reserve the right to suspend redemptions consistent with the requirements of Section 22(e) under the 1940 Act and any rules thereunder.

            (f)        In lieu of applicable provisions set forth in paragraphs 4(b) through 4(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

            (g)        Upon Distributor’s request, the Company shall provide copies of historical records relating to transactions between the Funds and the Variable Contract Owners investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or its agent, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. The Company also agrees that the Company will permit the Distributor, the Registrant and/or the Funds, or their agents to have reasonable access to the Company’s s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(h)        Company Parties agree and acknowledge that it will be their responsibility for determining that the recommendations to its Variable Contract Owners to purchase shares in the separate accounts that invest in the Funds are suitable to the extent required by applicable law. In particular, each agrees, if required by applicable law, that they are solely responsible for ensuring that the fee structures as well as the Contract and any Funds used as an investment vehicle that is selected by its Variable Contract Owners are suitable and appropriate given their circumstances.

(i)         Company Distributor has entered into selling agreements (“Selling Agreements”) with both affiliated and unaffiliated broker/dealers whose registered representatives are engaged directly or indirectly in the offer or sale of the Contracts in accordance with the terms of such Selling Agreement.  Under the terms of the Selling Agreements, the broker/dealer is responsible for ensuring that it’s registered representatives comply with all applicable state, federal and securities laws and such other duties as set forth in the Selling Agreements.  Notwithstanding the foregoing, the Company Distributor represents that such other broker/dealers are bound to terms substantially similar to those in this Agreement.

(j)         All parties agree that issuance and transfer of each Fund’s shares will be by book entry only.  Stock certificates will not be issued to the Company or the Separate Account(s).  Shares purchased from each Fund will be recorded in an appropriate title for the Company

            (k)        Company Distributor shall assume responsibility as herein described for any loss to Distributor, the Registrants and/or to a Fund caused by a cancellation or correction made to an Instruction by a Contract Owner subsequent to the date as of which such Instruction has been received by Company Distributor and originally relayed to Distributor, and Company Distributor will immediately pay such loss to Distributor, the Registrants and/or such Fund upon Company Distributor’s receipt of written notification, with supporting data.

            (l)         Distributor, the Registrants and/or the Funds shall indemnify and hold Company Parties harmless, from the effective date of this Agreement, against any amount the Company Parties are required to pay to Variable Contract Owners attributable to: (i) an incorrect calculation of a Fund’s daily NAV, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily NAV, dividend rate, or capital gain distribution rate of a Fund, upon written notification by Company, with supporting data, to Distributor (each, a “pricing error”).  A pricing error as described shall be corrected as follows: (i) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; and (ii) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than 1/2 of 1% of the Fund's NAV at the time of the error, then each Registrant shall reimburse the fund for any loss (without taking into consideration any positive effect of such error) and shall reimburse the Company for the costs of adjustments made to correct Variable Contract Owner account in accordance with the provisions of this Section 4(l). If an adjustment is necessary to correct a material error which has caused Variable Contract Owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Variable Contract Owners will be adjusted and the amount of any underpayments shall be credited by each Fund to the Company for crediting of such amounts to the applicable Variable Contract Owners accounts.  Upon notification by each Fund of any overpayment due to a material error, the Company shall promptly remit to Fund any overpayment that has not been paid to Variable Contract Owners.  In no event shall the Company be liable to Variable Contract Owners for any such adjustments or underpayment amounts.  A pricing error within items (i) and (ii) above shall be deemed to be "materially incorrect" or constitute a "material error" for purposes of this Agreement. In addition, the Fund or the Distributor shall be liable to Company Parties for systems and out of pocket costs incurred by Company Parties in making a Variable Contract Owner’s account whole, if such costs or expenses are a direct result of the Fund’s failure to provide timely or correct NAVs, dividend and capital gains or financial information.  In such an event, Company shall notify Distributor of the aggregate amount of the redemption shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, Distributor shall cause the relevant Fund to remit to the Company any additional redemption proceeds, as prescribed above, in the amount of such redemption shortfalls and the Company shall apply such funds to payment of the redemption shortfalls.  If a mistake is caused in supplying such information or confirmations, which results in reconciliation with incorrect information, the amount required to make a Variable Contract Owner’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

            (m)       The standards set forth in this Section (l) above are based on the Parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement.  In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all Parties.

            (n)        Each party shall notify the others of any errors or omissions in any information, including any NAV and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. All parties to the Agreement agree to maintain reasonable errors and omissions insurance coverage commensurate with each party's respective responsibilities under this Agreement.

            5.         Fees

(a)                 The provision of shareholder, recordkeeping and other services to Variable Contract Owners shall be the responsibility of the Company and Company Distributor and shall not be the responsibility of Distributor, the Registrants or the Funds. The Company on behalf of its Separate Accounts will be recognized as the sole shareholder of Fund shares purchased under this Agreement.

(b)               12b-1 Fees   The parties agree that the Funds and Distributor shall pay no fee or other compensation to the Company or Company Distributor pursuant to this Agreement, except that if a Fund adopts and implements a plan pursuant to Rule 12b-1 to finance distribution and/or provide shareholder services.  In each such a case, the Fund represents and warrants that it has a Board of Trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved each of its Rule   12b-1 Plans to finance distribution expenses of the Fund and that any changes to the Fund’s Rule 12b-1 Plans will be approved by a similarly constituted board of trustees.  To compensate Company Distributor for its distribution of Fund shares and to compensate Company for its services related to Fund shares, Distributor shall make quarterly 12b-1 payments to the Company Parties, as specified in Schedule B.  Such 12b-1 Fees shall be at the rate set forth in each applicable Fund’s Prospectus and related Rule 12b-1 Plan.   If required by a retirement plan or by Applicable law, the Company shall have the right to allocate to a plan or to participant accounts in a plan all or a portion of such 12b-1 Fees, or to use 12b-1 Fees it collects from Distributor to offset other fees payable by the plan to the Company.

(c)                Notwithstanding Section 5(b), above, the Company Parties acknowledge that each Fund may, without prior notice, suspend or eliminate the payment of any compensation, including 12b-1 Fees or other compensation, by amendment, sticker or supplement to the Prospectus of each Fund.  The Company Parties agree that Distributor shall have no obligation to pay any compensation to the Company Parties for the sale or servicing of Shares until Distributor receives the related compensation from the applicable Fund, and that Distributor’s liability to the Company Parties for such payments will not be more than the amount of related compensation that Distributor receives from such Fund.

6          Expenses

            Distributor shall make available for reimbursement by the applicable Registrant and/or Fund, certain out-of-pocket expenses the Company incurs in connection with providing  services to Variable Contract Owners. These expenses are limited to printing costs and actual postage paid by the Company in connection with mailing updated Prospectuses, Prospectus supplements and financial reports to Contract Owners for which the Company provides shareholder services hereunder, and all costs incurred by the Company associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, the Company shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide the Company, with such sufficient copies of relevant Prospectuses for all Variable Contract Owners making an initial Fund purchase as well as copies of relevant Prospectuses, Prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by the Company to disseminate to participants who purchase shares of the Funds.

7.         Termination and Assignment

            (a)        This Agreement may be terminated as follows:

            (i)         At the option of any party upon ninety (90) days advance written notice to the other parties;

            (ii)        At the option of the Company Parties upon (90) days advance written notice  if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts;

            (iii)       At the option of either Company Distributor or Distributor, upon institution of formal disciplinary or investigative proceedings against the Company Distributor, Distributor or the Funds by the Financial Industry Regulatory Authority ("FINRA"), the Securities and Exchange Commission ("SEC"), or any other regulatory body with jurisdiction over the relevant party;

            (iv)       At the option of Distributor  if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement; provided, however, that prompt advance written notice of election to terminate shall be furnished by the Distributor;

            (v)        At the option of the Company Parties by written notice to the Registrants with respect to any Funds if the Company reasonably believes that the Funds will fail to meet Section 817(h) diversification requirements or Subchapter M qualifications specific in Section 13 of this Agreement;

            (vi)       At the option of the Company Parties ,with respect to the applicable Funds, upon termination of the management agreement between such Funds and their investment adviser (except where such termination is the result of a change of control event caused by the divestment by ING Groep N.V. of  ING U.S., Inc.); written notice of such termination shall be promptly furnished to the Company Parties ;

            (vii)      Upon the implementation by the Company of a substitution of Fund’s shares for the shares of another investment company in accordance with the terms of the applicable Contracts.

            (viii)     At the option of either each Registrant or the Distributor, if each Registrant or the Distributor, respectively, shall determine, in its sole judgment reasonably exercised in good faith, that the Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Company’s ability to perform its obligations under this Agreement. Each Registrant or the Distributor shall notify the Company of that determination and its intent to terminate this Agreement, and after considering the actions taken by the Company and any other changes in circumstances since the giving of such a notice, the determination of each Registrant or the Distributor shall continue to apply on the ninetieth (90th) day following the giving of that notice, which sixtieth day shall be the effective date of termination.

            (ix)       At the option of the Company or Company Distributor, respectively, shall determine, in its sole judgment reasonably exercised in good faith, that the Registrants and/or the Funds or the Distributor has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Registrant’s and/or the Funds or the Distributor ’s ability to perform its obligations under this Agreement. The Company or Company Distributor shall notify the Registrants and/or the Funds or the Distributor  of that determination and its intent to terminate this Agreement, and after considering the actions taken by the Registrants and/or the Funds or the Distributor  and any other changes in circumstances since the giving of such a notice, the determination of  the Company or Company Distributor shall continue to apply on the ninetieth (90th) day following the giving of that notice, which sixtieth day shall be the effective date of termination.

            (x)        If the Fund's shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts provided, however, that prompt notice shall be given by any party should such situation occur;

            (xi)       Upon requisite vote of the Variable Contract Owners having an interest in the Separate Accounts (or any subaccounts thereof) to substitute the shares of another investment company for the corresponding shares of the Funds or a Fund in accordance with the terms of the Contracts for which those shares had been selected or serve as the underlying investment media;

(xii)      At the option of any party to the Agreement, immediately upon written notice, in the event of a determination by a majority of the Trustees of the Funds, or a majority of its disinterested Trustees, that an irreconcilable conflict, as described in Section 14 hereof, exists;

            (b)        All parties to this Agreement shall promptly notify the other parties to the Agreement of the institution against such party of any such formal proceedings as described in Section 7(iii) hereof. The Company shall give 60 days prior written notice to the Funds of the date of any proposed vote of Variable Contract Owners to replace the Funds' shares as described in Section 7(ix) hereof.

            (c)        The Funds and the Distributor acknowledge that the Company may have the right to substitute shares of other securities for shares of the Funds under certain circumstances. The Company agrees not to exercise this right until after at least 60 days' written notice to the Funds and the Distributor. In the event that the Company exercises its right to substitute shares of other securities for shares of the Funds, the Company shall furnish, or shall cause to be furnished, to the Funds and the Distributor, or their designees, any application for an order seeking approval of the substitution or any other written material related to such substitution, including the notice of the substitution to be sent to Variable Contract Owners.

            (d)        In the event the Agreement is terminated pursuant to Sections 7(a) (iv) or (x), at the option of the Funds or the Distributor the Company agrees to use its best efforts to seek an order approving the substitution of shares of the Funds and, following receipt of the substitution order, to implement such substitution promptly and as early as reasonable practicable. In the event that the one year anniversary of the termination of the Agreement pursuant to any other provision of Section 7 is reached and the substitution of shares of the Funds has not yet been accomplished (a "redemption event"), such redemption event shall be considered as an immediate request for redemption of shares of the Funds held by the Separate Accounts received by the Investment Company as of the date of the redemption event. The Investment Company agrees to process either such redemption request in accordance with the 1940 Act and the regulations thereunder and the Investment Company's registration statement.

            (e)        If this Agreement terminates, the parties agree that to the extent that all or a portion of the assets of the Separate Accounts continue to be invested in the Funds or any Fund, Sections 1 through 6 and 10 through 14 will remain in effect after termination.

            (f)        This Agreement shall not be assigned by any party without the written consent of the other parties, provided however, that any party may assign this Agreement to an entity which controls, is controlled by, or is under common control with such party by providing notice of such assignment to the other parties.   Further, a change of control event caused by the divestment by ING Groep N.V. of ING U.S., Inc. shall not be deemed to be an assignment of this Agreement.

8.         Continuation of Agreement

            Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying investment vehicle. For avoidance of doubt, if the termination is not caused by the breach of the terms of this Agreement by the Company, Service Fees will continue to be payable under the terms in Section 5 after the termination, for as long as fund assets are held through the Contracts.

9.         Advertising and Related Materials

            (a)        For purposes of this Section 9 and Section 11, the phrase "advertising and related materials “includes, but is not limited to: (i) advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media); (ii) sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article); (iii) educational or training materials or other communications distributed or made generally available to some or all agents or employees; (iv) shareholder reports; and (v) any other material constituting sales literature or advertising under the FINRA rules, the 1933 Act or the 1940 Act.

(b)        Advertising and related materials with respect to the Funds prepared by the Company or its agents for use in marketing shares of the Funds to Variable Contract Owners (except any material that simply lists the Funds’ names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Variable Contract Owner. Distributor shall advise the Company in writing within ten (10) days of receipt of such materials of its approval or disapproval of such materials. No such material shall be used if each Registrant objects to such use within five (5) Business Days after receipt of such material.

            (c)        Distributor will provide to the Company at least one complete copy of all Prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Distributor will also provide to the Company an electronic copy of all Prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on the Company's websites at the Company's discretion.

            (d)        Each Registrant or the Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Separate Account(s), or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

            (e)        At the request of any party to this Agreement, each other party will make available to the other party's independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party's obligations under this Agreement.

10.       Proxy Voting

            (a)        Upon request from the Registrant or proxy tabulator acting as agent on behalf of the Registrant, the Company will provide beneficial ownership information to the proxy tabulator to distribute proxy materials to Variable Contract Owners who own shares of the Funds.  .  The Company shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners. If and to the extent required by law the Company shall: (i) solicit voting instructions from Variable Contract Owners; (ii) vote the fund(s) shares held in the Variable Contract Owners account(s) in accordance with instructions received from Variable Contract Owners; (iii) vote fund shares held in the Variable Contract Owners account(s) for which no instructions have been received in the same proportion as fund(s) shares for which instructions have been received from Variable Contract Owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners.  The Company reserves the right to vote Fund shares held in any Separate Account in its own right, to the extent permitted by law.

The Company reserves the right to vote shares of a Fund held in any segregated asset account , including any Separate Account, in its own right, to the extent permitted by law.

            (b)        The Company shall be responsible for assuring that the proxy votes for Fund shares held by its Separate Accounts are calculated as directed by each Registrant and agreed to by the Company and each Registrant. Each Registrant agrees to promptly notify the Company of any changes of interpretations or amendments of the Mixed and Shared Funding Exemptive Order.

            (c)        Each Registrant will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular each Registrant will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as each Registrant currently intends, comply with Section 16(c) of the 1940 Act (each Registrant is not one of the  Registrant’s described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b).  Further, each Registrant will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

11.       Indemnification

            (a)        The Company Parties agree to indemnify and hold harmless the Registrants, the Funds, the Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Distributor, the Registrants and/or the Funds or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative, recordkeeping or shareholder services by the Company under this Agreement, (ii) result from a breach of a material provision of this Agreement by the Company, (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus (which shall include an offering memorandum) for the Contracts issued by the Company or sales literature for such Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the agreement to indemnify shall not apply as to the Company if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Funds for use in the registration statement or prospectus for the Contracts issued by the Company or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of such Contracts or Fund shares, (iv) arise out of or as a result of any statement or representations (other than statements or representations contained in the registration statement, Prospectus or sales literature of the Funds not supplied by the Company or persons under its control) or wrongful conduct of the Company or any of its affiliates, employees or agents with respect to the sale or distribution of the Contracts issued by the Company or the Funds’ shares, or (v) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, Prospectus or sales literature of any Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Funds by or on behalf of the Company Parties.
The Company Parties will reimburse any legal or other expenses reasonably incurred by the Registrants, the Funds and/or Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company Parties will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Registrants, the Funds or Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

            (b)        The Distributor or Registrants agree to indemnify and hold harmless the Company and Company Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or Company Distributor, and each of their directors, officers, employees, agents or controlling persons may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, Prospectus or sales literature of the Funds (or any amendment or supplement to any of the foregoing) or arise out of, or are based upon, the omission or the alleged omission to state a material fact required to be stated therein or that is necessary to make the statements therein not misleading provided that this agreement to indemnify shall not apply to Distributor if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the  Distributor or the Registrant or the Funds or their designee of any by or on behalf of the Company for use in the registration statement or Prospectus for the Funds or in sales literature (or any amendment or supplement) or otherwise for use in the registration statement or Prospectus for the Funds or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or the Funds' shares (ii) arise out of or as a result of any statement or representations (other than any statement or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by Distributor or any employees or agents thereof) or wrongful conduct of any Registrant,, Funds or the Distributor, or their affiliates, employees or agents with respect to the sale or distribution of the Contracts issued by the Company or the Funds' shares, (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or sales literature covering the Contracts issued by the Company, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Funds, or (v) result from a breach of a material provision of this Agreement. Distributor, or its agent will reimburse any legal or other expenses reasonably incurred by the Company, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Distributor or its agent will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of the Company or Company Distributor or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

The Registrants, the Funds  or the Distributor  will reimburse any legal or other expenses reasonably incurred by the Company Parties or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Registrants, the Funds or Distributor  will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of the Company Parties or or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

            (c)        Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

This Section 11 shall survive after termination of this agreement.

12.       Representations and Warranties

            (a)        Representations of the Company. The Company represents and warrants:

                        (i)         that it (A) is a life insurance company organized under the laws of the State of Minnesota, (B) is in good standing in that jurisdiction, (C) is in material compliance with all applicable federal and state insurance laws, (D) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (E) has full authority to enter into this Agreement and carry out its obligations pursuant to its terms;

                        (ii)        that it is authorized under the Contracts to (A) provide administrative, recordkeeping and shareholder services to the Contracts, and (B) facilitate transactions in the Funds through the Accounts; and

                        (iii)       The Company acknowledges that, pursuant to Form 24f-2, the Funds are not required to pay fees to the SEC for registration of their shares under the 1933 Act with respect to shares issued to Separate Accounts that are unit investment trusts that offer interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC ("Registered Separate Accounts"). The Company agrees to provide the Funds each year within 60 days of the end of the Funds’ fiscal year, or when reasonably requested by the Funds, information as to the number of shares purchased by Registered Separate Accounts and Separate Accounts the interests of which are not registered under the 1933 Act. The Company acknowledges that the Funds intend to rely on the information so provided and represents and warrants that such information shall be accurate.

(b)        Representations of Company Distributor.  Company Distributor represents and warrants:

(i) that it (A) is a member in good standing of the FINRA, (B) is registered as a broker-dealer with the SEC, and (C) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii)  that it (A) is a limited liability company duly organized under the laws of the State of Colorado, (B) is in good standing in that jurisdiction, (C) is in material compliance with all applicable federal, state and securities laws, (D) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (E) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) Company Distributor acknowledges that the shares will not be sold to any qualified pension or retirement plan outside of the separate account context; and

(iv)  that it will not, without the written consent of the Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor;

            (c)        Representations of the Registrants and the Distributor. Registrants and the Distributor represent and warrant:

                        (i)         that the Funds (A) are duly organized under the laws of each State in the manner indicated on Schedule A, (B) are in good standing in such jurisdictions, (C) are in material compliance with all applicable federal, state and securities laws, and (D) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

                        (ii)        that the shares of the Funds are (A) registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal, state, and securities laws, (B) that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of their shares, and (C) that the Funds have registered and qualified their shares for sale in accordance with the laws of each jurisdiction as required by Applicable law;

                        (iii)       that it believes in good faith that Registrants and each of their respective Funds are currently qualified as regulated investment companies under Subchapter M of the Tax Code, and will make every effort to maintain each Funds such qualification, and that they will notify the Company immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv)       that Distributor (A) is a member in good standing of the FINRA, (B) is registered as a broker-dealer with the SEC, and (C) will continue to remain in good standing and be so registered during the term of this Agreement; and

                        (v)        that (1) Distributor is a limited liability corporation duly organized under the laws of the Delaware;  (2) Distributor is in good standing in that jurisdiction, (3) Distributor is in material compliance with all applicable federal, state, and securities laws, (4) Distributor is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) Distributor has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

13.       Further Representations and Warranties Pertaining to 817(h) and Subchapter M of the Code

(a)                The Registrant, the Funds and the Distributor represent and warrant that: (i) each Registrant will at all times sell its shares and invest its assets in such a manner as to ensure that the Contracts will be treated as annuity contracts under the Code, and the regulations issued thereunder; (ii) without limiting the scope of the foregoing, each Registrant and each Fund thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation (S)1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity contracts and any amendments or other modifications or successor provisions to such Section or Regulations; (iii) shares of the Fund(s) will be sold only to Participating Insurance Companies and their Separate Accounts and to Qualified Plans; (iv) no shares of any Fund of each Registrant will be sold to the general public; (v) each Registrant and each Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that each Fund will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect; (vi) they will notify the Company immediately upon having a reasonable basis for believing that each Registrant or any Fund has ceased to comply with the aforesaid Section 817(h) diversification or Subchapter M qualification requirements or might not so comply in the future; and (vii) if a Fund or Registrant ceases to comply with Section 817(h) diversification, or Subchapter M qualification, said Registrant and/or Fund will take all reasonable steps to adequately achieve compliance to said qualifications within the grace periods, if applicable, afforded under said regulations.

(b)               The Company agrees that if the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of the Company or, to the Company’s knowledge, of any Variable Contract Owner that any Fund has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against each Registrant or Distributor as a result of such a failure or alleged failure that: (i) the Company shall promptly notify each Registrant and the Distributor of such assertion or potential claim; (ii) the Company shall consult with each Registrant and the Distributor as to how to minimize any liability that may arise as a result of such failure or alleged failure; (iii) the Company shall use its best efforts to minimize any liability of each Registrant and the Distributor resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent; (iv) any written materials to be submitted by the Company to the IRS, any Variable Contract Owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to each Registrant, Fund and/or Distributor (together with any supporting information or analysis) within at least two (2) business days prior to submission; and (v) the Company shall provide each Registrant and the Distributor with such cooperation as each Registrant and the Distributor shall reasonably request (including, without limitation, by permitting each Registrant and the Distributor to review the relevant books and records of the Company) in order to facilitate review by each Registrant and Distributor of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure.

13.       Governing Law

            (a)        This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

            (b)        This Agreement shall be subject to the provisions of FINRA, the 1933 Act, the Securities and Exchange Act of 1934 and 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order), and the terms hereof shall be interpreted and construed in accordance therewith.

14.       Potential Conflicts.

            (a)        During such time as the Funds engage in Mixed Funding or Shared Funding, the parties hereto shall comply with the conditions in this Section 14.

            (b)        The Funds’ Board of Trustees shall monitor the Funds for the existence of any material irreconcilable conflict (i) between the interests of owners of variable annuity contracts and variable life insurance policies, and (ii) between the interests of owners of variable annuity contracts and variable life insurance policies issued by different Participating Life Insurance Companies that invest in the Funds.

A material irreconcilable conflict may arise for a variety of reasons including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any Fund are being managed; (v) a difference in voting instructions given by variable annuity and variable life insurance contract owners; or (vi) a decision by a Participating Insurance Company to disregard the voting instructions of owners of variable annuity contracts and variable life insurance policies.

            (c)        The Company agrees that it shall report any potential or existing conflicts of which it is aware to the Funds’ Board of Trustees. The Company will be responsible for assisting the Board of Trustees in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, or, if the Funds are engaged in Mixed Funding or Shared Funding in reliance on Rule 6e-2, 6e-3(T), or any other regulation under the 1940 Act, the Company will be responsible for assisting the Board of Trustees in carrying out its responsibilities under such regulation, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, any obligation by the Company to inform the Board whenever Variable Contract Owner voting instructions are disregarded. The Company shall carry out its responsibilities under this Section 14(c) with a view only to the interests of the Variable Contract Owners.

            (d)        The Company agrees that in the event that it is determined by a majority of the Board of Trustees or a majority of the Funds’ disinterested Trustees that a material irreconcilable conflict exists, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested Trustees of the Board), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (i) withdrawing the assets allocable to some or all of the Separate Accounts from the Funds or any Fund and reinvesting such assets in a different investment vehicle, including another Fund of the investment company, or submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners or life insurance contract owners of contracts issued by one or more Participating Insurance Companies), that votes in favor of such segregation, or offering to the affected Variable Contract Owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account. If a material irreconcilable conflict arises because of the Company’s decision to disregard Variable Contract Owners’ voting instructions and that decision represents a minority position or would preclude a majority vote, the Company shall be required, at the Funds’ election, to withdraw the Separate Accounts' investment in the Funds, provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees, and no charge or penalty will be imposed as a result of such withdrawal. These responsibilities shall be carried out with a view only to the interests of the Variable Contract Owners. A majority of the disinterested Trustees of the Funds shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Registrants or any of the Funds investment advisers or the Distributor be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 14(d) to establish a new funding medium for any Contract if any offer to do so has been declined by vote of a majority of Variable Contract Owners materially adversely affected by the material irreconcilable conflict.

            (e)        If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Separate Account(s)’ investment in each Fund and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.  Until the end of the foregoing six month period, each Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of each Trust.

            (f)        The Company at least annually, shall submit to the Funds’ Board of Trustees such reports, materials, or data as the Board reasonably may request so that the Trustees may fully carry out the obligations imposed upon the Board by the conditions contained in the application for the Mixed and Shared Funding Exemptive Order and said reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

            (g)        All reports of potential or existing conflicts received by the Funds’ Board of Trustees, and all Board action with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board of Trustees or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

            (h)        The Board of Trustees shall promptly notify the Company in writing of its determination of the existence of an irreconcilable material conflict and its implications.

            (i)         The Funds and the Company agree that if and to the extent Rule 6e-2 or Rule 6e-3(T) under the 1940 Act is amended or if Rule 6e-3 is adopted in final form, to the extent applicable, the Funds and the Company shall each take such steps as may be necessary to comply with the Rule as amended or adopted in final form. If, in the future, the Mixed and Shared Funding Exemptive Order should no longer be necessary under Applicable law, then this Section 14(h) shall continue in effect, and the remainder of Section 14 shall no longer apply.

15.       Miscellaneous

            (a)        Amendments. Except as provided in this paragraph 15(a), this Agreement may be amended only by a writing signed by all parties, provided however, that the Distributor may amend the   the fee rate on Fund shares, at any time, upon written notice to the Company, in accordance with the Notice provision in 15(e).

            (b)        Anti-Money Laundering. Distributor has established and will maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Company Parties agree to comply with the applicable provisions of 31 U.S.C. Section 5318(h), also known as Section 352 of the USA PATRIOT Act, and all applicable implementing regulations promulgated by either the Secretary of the United States Department of the Treasury or the SEC.   Such compliance shall include but not be limited to the development and implementation of an anti-money laundering program which includes: (i) “Know Your Customer” identification and verification procedures in compliance with implementing regulations promulgated pursuant to Section 326 of the USA PATRIOT Act; (ii) Financial transaction monitoring/surveillance procedures to determine whether any Customer is engaging in suspicious activities that should be reported to the United States Department of the Treasury’s  Financial Crimes Enforcement Network; and (iii) A protocol to facilitate appropriate federal regulatory examiners obtaining information and records regarding Selling Firm’s anti-money laundering program and to conduct inspections for purposes of the program. Company Parties agree not to offer or sell interests in any separate account that invests in any Fund to: (i) any investor listed on the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, or (ii) a foreign shell bank. A “foreign shell bank” is defined as a bank that (a) does not maintain a physical presence in any jurisdiction; and (b) is not (i) an affiliate of a bank that maintains a physical presence, and (ii) subject to regulation by the governmental authority that regulates the non-shell bank affiliate. As of the date this Agreement is made and entered into, the Company does not believe, nor have any current reason to believe, and will, as allowable under state and federal law, immediately notify the Distributor, the Registrants or the Funds if the Company comes to have any reason to believe that any of the Company’s customers that invest within Fund(s) shares through the Company are engaged in money-laundering activities or are associated with any terrorist and/or other individuals, entities or organizations sanctioned by the United States or any other jurisdictions in which the Company does business, or appear on any lists of prohibited persons, entities and/or jurisdictions maintained and administered by OFAC. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other's anti-money laundering (AML) program.

            (c)        Privacy. Each of the parties to this Agreement has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (iv) protect against unauthorized disclosure of non-public information to unaffiliated third parties; and (v) otherwise ensure compliance with the Gramm-Leach-Bliley Act and SEC Regulation S-P.

            (d)        Restrictions on "Excessive Trading."

            (i)         The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio.  The Company has adopted their own excessive trading policy, which is attached as Exhibit II (the “Policy”).  The Company does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, the Company monitors individual Variable Contract owner trading in accordance with its Policy.  The Company will use its best efforts, and shall reasonably cooperate with the Distributor and the Funds, and will execute any instructions from the Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Variable Contract owner who has been identified by the Distributor or the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds.  The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.  Additionally, the parties entered into, or will enter into, a separate shareholder information agreement, incorporating the terms of the Policy.  The Company agrees to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both parties.

            (e)        Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:

ReliaStar Life Insurance Company

20 Washington Avenue South

Minneapolis, MN 55401

If to the Company Distributor

            ING America Equities, Inc.

            One Orange Way

            Windsor, Connecticut 09065

If to the Distributor:

ING Investments Distributor, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Attn: Robert Terris

If to the Registrants or Funds:

ING Mutual Funds

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Attn: Legal Department

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

            (f)        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            (g)        Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

            (h)        Severability. In case anyone or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (i)         Entire Agreement. This Agreement including any Exhibits and Schedules attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter. No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between each Registrant and the Distributor.

            (j)         Redemption Fees. The parties agree that transactions in the Funds pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon Distributor's written request, the Company will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

            (k) Effective Date.  The parties agree that this Agreement is effective January 1, 2011.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

RELIASTAR LIFE INSURANCE COMPANY	ING INVESTMENTS DISTRIBUTOR, LLC
By: /s/ Lisa Gilarde	By: /s/ Robert P. Terris
Name: Lisa Gilarde	Name: Robert P. Terris
Title: Vice President	Title: Vice President
Date: 7/9/13	Date: 7/17/13

ING AMERICA EQUITIES, INC.	ON BEHALF OF THE REGISTRANTS
By: /s/ David Pendergrass	By: /s/ Robert P. Terris
Name: David Pendergrass	Name: Robert P. Terris
Title: Vice President	Title: Vice President
Date: 7/11/13	Date: 7/17/13

Schedule A

Current Non-Retail Open End Registered Investment Companies (“Registrants”)

ING Partners, Inc.
A Maryland Corporation
ING Separate Portfolios Trust
A Delaware Statutory Trust
ING Variable Insurance Trust
A Delaware Statutory Trust
ING Variable Products Trust
A Massachusetts Business Trust
ING Balanced Portfolio, Inc.
A Maryland Corporation
ING Intermediate Bond Portfolio
A Massachusetts Business Trust
ING Money Market Portfolio
A Massachusetts Business Trust
ING Strategic Allocation Portfolios, Inc.
A Maryland Corporation
ING Variable Funds
A Massachusetts Business Trust
ING Variable Portfolios, Inc. A Maryland Corporation ING Investors Trust A Massachusetts Business Trust

Schedule B

Funds and Fees

1.               Funds:   This Agreement shall apply to all of the classes of all non-retail funds distributed by Distributor that, in accordance with their respective registration statements, are available to offer shares of one or more of its series to separate accounts of insurance companies that fund variable annuity contracts and variable life insurance policies, whether such funds or classes are currently established or are established hereafter, and whether such shares are currently outstanding or being offered or are offered and sold in the future (each a “Fund” and collectively, the “Funds” and each a “Class” and collectively the “Classes”, as applicable).  As of May 1, 2013 , the current list of Funds and Classes are:

ING Growth and Income Portfolio - Class I
ING Money Market Portfolio - Class I
ING Intermediate Bond Portfolio - Class I
ING Balanced Portfolio - Class I
ING Strategic Allocation Growth Portfolio - Class I
ING Strategic Allocation Moderate Portfolio - Class I
ING Strategic Allocation Conservative Portfolio - Class I
ING Index Plus LargeCap Portfolio - Class I
ING Small Company Portfolio - Class I
ING Index Plus SmallCap Portfolio - Class I
ING Index Plus MidCap Portfolio - Class I
ING SmallCap Opportunities Portfolio - Class I
ING MidCap Opportunities Portfolio - Class I
ING Intermediate Bond Portfolio - Class S
ING Growth and Income Portfolio - Class S
ING International Index Portfolio - Class I
ING International Index Portfolio - Class S
ING U.S. Bond Index Portfolio - Class I
ING Russell™ Large Cap Index Portfolio - Class I
ING Russell™ Large Cap Index Portfolio - Class S
ING Russell™ Small Cap Index Portfolio - Class I
ING International Value Portfolio - Class I
ING Russell™ Large Cap Value Index Portfolio - Class I

ING Russell™ Large Cap Growth Index Portfolio - Class I
ING Russell™ Mid Cap Growth Index Portfolio - Class I
ING Russell™ Mid Cap Growth Index Portfolio - Class S
ING Small Company Portfolio - Class
ING MidCap Opportunities Portfolio - Class ADV

2.               12b-1 Fee:

a.       Rate and Calculation:  Subject to the qualifications below, as compensation for the Services rendered herein, Distributor will pay Company Distributor a quarterly 12b-1 Distribution Fee and the Company a quarterly 12b-1 Service Fee at the rate set forth in each applicable Fund’s Prospectus and related Rule 12b-1 plan established pursuant to Rule 12b‑1 under the 1940 Act (“Rule 12b-1 Plan”).   Company Parties acknowledge that any 12b-1 Fee compensation paid to it will only derive from applicable amounts paid to the Distributor from the applicable Fund.  Company Parties also acknowledge and agree that the Distributor shall not be responsible for the payment of any such fee unless and until the Distributor has received such fee from the applicable Fund, and the Company Parties agree to waive payment of such fee unless and until the Distributor has received payment from the applicable Fund.

b.      Payment:  Distributor will pay 12b-1 Fees within 30 days of the end of each calendar quarter and shall pay any amounts due for Distribution and Service provided up to the termination date, if any, of this agreement, except for the provision set for in Section 8 of this Agreement.

EXHIBIT I

To

FUND PARTICIPATION AGREEMENT

by and between Company and Distributor.

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.   As provided in Section 4 of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a)  Distributor or the Funds will furnish to Company Distributor or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") as well as via fax directly to ING at 860-580-0413  (1) the most current NAV information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to Company Distributor or its affiliate by 7:00 p.m., Eastern Time on each business day that the Fund is open for business (each a “Business Day”).  Changes in pricing information will be communicated to both NSCC and Company Distributor or its affiliate. If Distributor is unable to provide the Company such information by 7:00 p.m., East Coast time, Distributor will communicate by phone and/or e-mail with the Company, as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Distributor will continue to communicate by phone and/or e-mail with the Company until it has verified that the data is received by the Company.

(b)  Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's NAV is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, Company Distributor or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to Company Distributor or its affiliate's compliance with the foregoing, Company Distributor or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by Company Distributor or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at NAV in accordance with the Fund's then current prospectuses. the Company Distributor has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchases and redemption orders received before the Close of Business from purchase and redemption orders received after the Close of Business.

(c)  Company Distributor or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)  With respect to (c) above or this section (d), if Distributor does not send a confirmation of Company Distributor or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(e)  If on any day Company Distributor or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or Company Distributor or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(f)  These procedures are subject to any additional terms in each Fund's prospectus and the requirements of Applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.   Company Distributor or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.   Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

 EXHIBIT II

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

The ING family of companies (for purposes of this Exhibit, "ING”), as a provider of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.   ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:

a.   More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a "round-trip"). This means two or more round-trips involving the same fund within a 60 calendar day period would meet the Company's definition of Excessive Trading; or

b.   Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:

a.   Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);

b.   Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;

c.   Purchases and sales of fund shares in the amount of $5,000 or less;

d.   Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and

e.   Transactions initiated by a member of the ING family of insurance companies.

2.   If ING determines that an individual has made a purchase of a fund within 60 days of a prior roundtrip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that the ING may make available from time to time ("Electronic Trading Privileges"). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual's trading activity may also be sent to the fund whose shares were involved in the trading activity.

3.   If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual's Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic "inquiry only" privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual's trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4.   Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.   ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity falls within the definition of Excessive Trading set forth above. Also, ING’s failure to send or an individual's failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual's Electronic Trading Privileges or taking any other action provided for in this Policy.

6.   Each fund available through ING’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.